Exhibit 99.1
SiriusXM Reports First Quarter 2011 Results
•	Subscribers Reach New High of 20.6 Million; 373,000 Net Subscriber Additions in First Quarter

•	Revenue of $724 Million, Up 9% Over First Quarter 2010

•	Record Adjusted EBITDA of $181 Million, Up 15% Over First Quarter 2010

•	Free Cash Flow Improves $110 Million Year-Over-Year
NEW YORK – May 3, 2011 – Sirius XM Radio (NASDAQ: SIRI) today announced first quarter 2011 results, including revenue of $724 million, up 9% over first quarter 2010 revenue of $664 million, and adjusted EBITDA of $181 million, up 15% from $158 million in the first quarter of 2010.
“SiriusXM’s first quarter results have put us on track to attain our full year goals for subscriber, revenue, and adjusted EBITDA growth. Significantly, we are now in a position to raise our free cash flow estimate for the year,” said Mel Karmazin, Chief Executive Officer, SiriusXM. “Consumers are buying cars again and demand for our product is strong. Were it not for the OEM supply chain uncertainty resulting from the tragedy in Japan, we would be in a position to raise our subscriber guidance today.”
Other highlights from the quarter include:
•	Subscriber growth accelerates. Strong auto sales drove net subscriber additions in the first quarter of 2011 to 373,064, up 118% from 171,441 in the first quarter of 2010. Ending subscribers as of March 31, 2011 were 20,564,028, up 9% from the 18,944,199 subscribers reported as of March 31, 2010.
•	SAC improves. Subscriber acquisition cost (SAC) per gross subscriber addition was $57 in the first quarter of 2011, a 3% improvement from the $59 reported in the first quarter of 2010.
•	Churn stable. Average self-pay monthly customer churn was 2.0% in the first quarter 2011, in-line with the first quarter 2010 monthly average of 2.0%.
“We operate in a highly competitive audio entertainment marketplace, where there are more choices than ever before, yet consumers continue to choose SiriusXM. We continue to invest in content, expand distribution and improve our technology to deliver the most compelling value proposition possible to consumers across the country,” Karmazin added.
Free cash flow in the first quarter of 2011 was ($17) million, a $110 million improvement from the ($127) million recorded in the first quarter 2010. These improvements were driven by declines in satellite capital expenditures and improved adjusted EBITDA. Net income in the first quarters of 2011 and 2010 was $78 million and $42 million, respectively, or $0.01 per diluted share in each period.
“We ended the first quarter with $434 million of cash and cash equivalents after deploying approximately $135 million to repurchase debt. In April, we repurchased approximately $74 million of our 3.25% Convertible Notes due 2011 via a cash tender offer,” said David Frear, SiriusXM’s Executive Vice President and Chief Financial Officer. “We continue to make progress toward reaching our leverage target. Our net debt to adjusted EBITDA declined to 4.1x at the end of the first quarter of 2011 from 6.6x at the end of the first quarter of 2010.”
The discussion of adjusted EBITDA excludes the effects of stock-based compensation and certain purchase price accounting adjustments. A reconciliation of non-GAAP items to their nearest GAAP equivalent is contained in the financial supplements included with this release.
2011 GUIDANCE
In 2011, we continue to expect full-year revenue of approximately $3 billion. Our adjusted EBITDA projection remains at approximately $715 million. Full year self-pay churn and conversion rates for 2011 should be broadly similar to those seen in 2010, and we continue to expect to grow our net new subscribers by 1.4 million in 2011. Free cash flow in 2011 should approach $350 million as compared to previous guidance for free cash flow approaching $300 million.

FIRST QUARTER 2011 RESULTS
     Subscriber Data.
     The following table contains actual subscriber data for the three months ended March 31, 2011 and 2010, respectively:

	Unaudited
	For the Three Months Ended March 31,
	2011	2010
Beginning subscribers	20,190,964	18,772,758
Gross subscriber additions	2,052,367	1,720,848
Deactivated subscribers	(1,679,303)	(1,549,407)

Net additions	373,064	171,441

Ending subscribers	20,564,028	18,944,199

Self-pay	16,807,643	15,773,671
Paid promotional	3,756,385	3,170,528

Ending subscribers	20,564,028	18,944,199

Self-pay	120,844	69,739
Paid promotional	252,220	101,702

Net additions	373,064	171,441

Daily weighted average number of subscribers	20,233,144	18,783,263

Average self-pay monthly churn (1)	2.0%	2.0%

Conversion rate (2)	44.7%	45.2%

See accompanying footnotes.
     Subscribers. The improvement was due to the 19% increase in gross subscriber additions, primarily resulting from an increase in U.S. light vehicle sales, new vehicle penetration and returning activations.
     Average Self-pay Monthly Churn. While churn remained flat, changes in vehicle ownership were offset by reductions in non-pay cancellation rates.
     Conversion Rate. The decrease was primarily due to changing mix of sales among auto manufacturers.

     Metrics.
     The following table contains our key operating metrics based on our unaudited adjusted results of operations for the three months ended March 31, 2011 and 2010, respectively:

	Unaudited Adjusted
	For the Three Months Ended March 31,
(in thousands, except for per subscriber amounts)	2011	2010
ARPU (3)	$11.52	$11.48
SAC, per gross subscriber addition (4)	$57	$59
Customer service and billing expenses, per average subscriber (5)	$1.08	$0.99
Free cash flow (6)	$(16,874)	$(127,203)
Adjusted total revenue (8)	$727,561	$670,563
Adjusted EBITDA (7)	$181,359	$157,757
See accompanying footnotes.
     ARPU increased by $0.04, primarily driven by an increase in sales of premium services, including “Best of” programming, data services and streaming and an increase in other revenue due to additional subscribers subject to the U.S. Music Royalty Fee, partially offset by an increase in subscriber retention programs and in the number of subscribers on promotional plans.
     SAC, Per Gross Subscriber Addition, decreased primarily due to a 19% increase in gross subscribers, lower per radio subsidy rates for certain OEMs and growth in subscriber reactivations and royalties from radio manufacturers, partially offset by an increase in OEM production with factory-installed satellite radios compared to the three months ended March 31, 2010.
     Customer Service and Billing Expenses, Per Average Subscriber, increased primarily due to higher call volume and handle time per call, an increase to bad debt expense driven by an alignment of policies and personnel costs, partially offset by lower general operating costs.
     Free Cash Flow increased principally as a result of improvements in net cash provided by operating activities and decreases in capital expenditures. Net cash provided by operating activities increased $56 million to $18 million for the three months ended March 31, 2011, compared to the ($38 million) used in operations for the three months ended March 31, 2010. Capital expenditures for property and equipment for the three months ended March 31, 2011 decreased $64 million to $35 million, compared to $99 million for the three months ended March 31, 2010. The increase in net cash provided by operating activities was primarily the result of higher collections of amounts due from subscribers, the timing of interest payments on our debt, and the early repayment in the first quarter of 2010 of liabilities deferred in 2009 that were scheduled to be repaid, at 15% interest, in monthly installments from April 2010 through March 2011. The decrease in capital expenditures for the three months ended March 31, 2011 was primarily the result of decreased satellite construction and launch expenditures due to the launch in the fourth quarter of 2010 of our XM-5 satellite.
     Adjusted Total Revenue. Set forth below are our adjusted total revenue for the three months ended March 31, 2011 and 2010, respectively. Our adjusted total revenue includes the recognition of deferred subscriber revenues acquired in the merger between SIRIUS and XM (the “Merger”) that are not recognized in our results under purchase price accounting and the elimination of the benefit in earnings from deferred revenue associated with our investment in XM Canada acquired in the Merger.

	Unaudited
	For the Three Months Ended March 31,
(in thousands)	2011	2010
Revenue:
Subscriber revenue, including effects of rebates (GAAP)	$622,437	$579,509
Advertising revenue, net of agency fees (GAAP)	16,558	14,527
Equipment revenue (GAAP)	15,867	14,283
Other revenue (GAAP)	68,977	55,465

Total revenue (GAAP)	723,839	663,784
Purchase price accounting adjustments:
Subscriber revenue	1,909	4,966
Other revenue	1,813	1,813

Adjusted total revenue	$727,561	$670,563

For the three months ended March 31, 2011, the increase in subscriber revenue was primarily attributable to a 8% increase in daily weighted average subscribers, an increase in sales of premium services, including “Best of” programming, data services and streaming. The increase in other revenue was driven by additional subscribers subject to the U.S. Music Royalty Fee and increased royalty revenue from Sirius Canada.
     Adjusted EBITDA. EBITDA is defined as net income (loss) before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. Adjusted EBITDA removes the impact of other income and expense, losses on extinguishment of debt as well as certain other charges, such as, goodwill impairment; certain purchase price accounting adjustments and share-based payment expense.

	Unaudited Adjusted
	For the Three Months Ended March 31,
(in thousands)	2011	2010
Total revenue	$727,561	$670,563
Operating expenses:
Revenue share and royalties	136,862	123,539
Programming and content	83,273	90,471
Customer service and billing	65,487	55,577
Satellite and transmission	18,232	19,389
Cost of equipment	6,405	7,919
Subscriber acquisition costs	126,926	107,045
Sales and marketing	49,156	49,942
Engineering, design and development	10,024	9,826
General and administrative	49,837	49,098

Total operating expenses	546,202	512,806

Adjusted EBITDA	$181,359	$157,757

For the three months ended March 31, 2011, the increase in adjusted EBITDA was primarily due to an increase of 9%, or $57 million, in adjusted revenues, partially offset by an increase of 7%, or $33 million, in expenses included in adjusted EBITDA. The increase in revenue was primarily due to the increase in our subscriber base and by additional subscribers subject to the U.S. Music Royalty Fee. The increase in expenses was primarily driven by higher subscriber acquisition costs related to the 19% increase in gross additions, higher revenue share and royalties expenses associated with growth in revenues subject to revenue sharing and royalty arrangements, and increased customer service and billing expenses associated with subscriber growth, partially offset by lower programming and content costs.

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited Actual
	For the Three Months
	Ended March 31,
(in thousands, except per share data)	2011	2010
Revenue:
Subscriber revenue	$622,437	$579,509
Advertising revenue, net of agency fees	16,558	14,527
Equipment revenue	15,867	14,283
Other revenue	68,977	55,465

Total revenue	723,839	663,784
Operating expenses:
Cost of services:
Revenue share and royalties	106,929	98,184
Programming and content	72,959	78,434
Customer service and billing	65,836	56,211
Satellite and transmission	18,560	20,119
Cost of equipment	6,405	7,919
Subscriber acquisition costs	105,270	89,379
Sales and marketing	47,819	49,117
Engineering, design and development	11,135	11,436
General and administrative	56,354	57,580
Depreciation and amortization	68,400	70,265

Total operating expenses	559,667	538,644

Income from operations	164,172	125,140
Other income (expense):
Interest expense, net of amounts capitalized	(78,218)	(77,868)
Loss on extinguishment of debt and credit facilities, net	(5,994)	(2,450)
Interest and investment loss	(1,884)	(3,270)
Other income	1,617	1,213

Total other expense	(84,479)	(82,375)

Income before income taxes	79,693	42,765
Income tax expense	(1,572)	(1,167)

Net income	$78,121	$41,598

Net income per common share:
Basic	$0.02	$0.01

Diluted	$0.01	$0.01

Weighted average common shares outstanding:
Basic	3,735,136	3,677,897

Diluted	6,481,384	6,335,114

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
(in thousands, except share and per share data)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$433,695	$586,691
Accounts receivable, net	100,744	121,658
Receivables from distributors	76,558	67,576
Inventory, net	29,248	21,918
Prepaid expenses	175,829	134,994
Related party current assets	5,943	6,719
Deferred tax asset	52,254	44,787
Other current assets	4,243	7,432

Total current assets	878,514	991,775
Property and equipment, net	1,744,539	1,761,274
Long-term restricted investments	3,396	3,396
Deferred financing fees, net	50,954	54,135
Intangible assets, net	2,617,385	2,632,688
Goodwill	1,834,856	1,834,856
Related party long-term assets	32,444	30,162
Other long-term assets	67,332	74,800

Total assets	$7,229,420	$7,383,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$483,530	$593,174
Accrued interest	80,577	72,453
Current portion of deferred revenue	1,252,144	1,201,346
Current portion of deferred credit on executory contracts	278,063	271,076
Current maturities of long-term debt	100,603	195,815
Related party current liabilities	16,583	15,845

Total current liabilities	2,211,500	2,349,709
Deferred revenue	263,230	273,973
Deferred credit on executory contracts	433,456	508,012
Long-term debt	2,666,202	2,695,856
Long-term related party debt	326,589	325,907
Deferred tax liability	923,272	914,637
Related party long-term liabilities	23,823	24,517
Other long-term liabilities	82,722	82,839

Total liabilities	6,930,794	7,175,450

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at March 31, 2011 and December 31, 2010: Series A convertible preferred stock ; no shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Convertible perpetual preferred stock, series B-1 (liquidation preference of $13 at March 31, 2011 and December 31, 2010); 12,500,000 shares issued and outstanding at March 31, 2011 and December 31, 2010	13	13
Convertible preferred stock, series C junior; no shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock, par value $0.001; 9,000,000,000 shares authorized at March 31, 2011 and December 31, 2010; 3,943,060,217 and 3,933,195,112 shares issued and outstanding at March 31, 2011 and December 31, 2010	3,943	3,933
Accumulated other comprehensive loss, net of tax	(5,794)	(5,861)
Additional paid-in capital	10,433,396	10,420,604
Accumulated deficit	(10,132,932)	(10,211,053)

Total stockholders’ equity	298,626	207,636

Total liabilities and stockholders’ equity	$7,229,420	$7,383,086

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited Actual
	For the Three Months Ended March 31,
(in thousands)	2011	2010
Cash flows from operating activities:
Net income	$78,121	$41,598
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	68,400	70,265
Non-cash interest expense, net of amortization of premium	9,573	11,119
Provision for doubtful accounts	9,623	7,502
Amortization of deferred income related to equity method investment	(694)	(2,194)
Loss on extinguishment of debt and credit facilities, net	5,994	2,450
Loss on investments, net	2,350	2,729
Loss on disposal of assets	266	—
Share-based payment expense	12,856	17,182
Deferred income taxes	1,111	1,167
Other non-cash purchase price adjustments	(66,743)	(58,817)
Changes in operating assets and liabilities:
Accounts receivable	11,291	(9,792)
Receivables from distributors	(8,982)	(6,037)
Inventory	(7,330)	2,225
Related party assets	(3,686)	1,285
Prepaid expenses and other current assets	(39,232)	(14,690)
Long-term restricted investments	—	(10,160)
Other long-term assets	7,617	7,876
Accounts payable and accrued expenses	(110,400)	(115,469)
Accrued interest	8,124	(11,373)
Deferred revenue	39,225	81,034
Related party liabilities	738	(57,207)
Other long-term liabilities	(113)	1,619

Net cash provided by (used in) operating activities	18,109	(37,688)

Cash flows from investing activities:
Additions to property and equipment	(34,983)	(98,965)
Sale of restricted and other investments	—	9,450

Net cash used in investing activities	(34,983)	(89,515)

Cash flows from financing activities:
Proceeds from exercise of warrants and stock options	1,072	—
Long-term borrowings, net of costs	—	637,406
Related party long-term borrowings, net of costs	—	147,094
Payment of premiums on redemption of debt	(4,094)	—
Repayment of long-term borrowings	(133,100)	(248,183)
Restricted cash used for the redemption of debt	—	(524,065)

Net cash (used in) provided by financing activities	(136,122)	12,252

Net decrease in cash and cash equivalents	(152,996)	(114,951)
Cash and cash equivalents at beginning of period	586,691	383,489

Cash and cash equivalents at end of period	$433,695	$268,538

Footnotes

(1)	Average self-pay monthly churn represents the monthly average of self-pay deactivations for the quarter divided by the average number of self-pay subscribers for the quarter.

(2)	We measure the percentage of owners and lessees of new vehicles that receive our service and convert to become self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.” At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends.

(3)	ARPU is derived from total earned subscriber revenue, net advertising revenue and other subscription-related revenue, net of purchase price accounting adjustments, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee. Purchase price accounting adjustments include the recognition of deferred subscriber revenues not recognized in purchase price accounting associated with the Merger. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited
	For the Three Months Ended March 31,
	2011	2010
Subscriber revenue (GAAP)	$622,437	$579,509
Add: net advertising revenue (GAAP)	16,558	14,527
Add: other subscription-related revenue (GAAP)	58,531	47,947
Add: purchase price accounting adjustments	1,909	4,966

	$699,435	$646,949

Daily weighted average number of subscribers	20,233,144	18,783,263

ARPU	$11.52	$11.48

(4)	Subscriber acquisition cost, per gross subscriber addition (or SAC, per gross subscriber addition) is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, excluding purchase price accounting adjustments, divided by the number of gross subscriber additions for the period. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit of amortization of deferred credits on executory contracts recognized at the Merger date attributable to an OEM. SAC, per gross subscriber addition, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited
	For the Three Months Ended March 31,
	2011	2010
Subscriber acquisition costs (GAAP)	$105,270	$89,379
Less: margin from direct sales of radios and accessories (GAAP)	(9,462)	(6,364)
Add: purchase price accounting adjustments	21,656	17,666

	$117,464	$100,681

Gross subscriber additions	2,052,367	1,720,848

SAC, per gross subscriber addition	$57	$59

(5)	Customer service and billing expenses, per average subscriber, is derived from total customer service and billing expenses, excluding share-based payment expense and purchase price accounting adjustments associated with the Merger, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit associated with incremental share-based payment arrangements recognized at the Merger date. Customer service and billing expenses, per average subscriber, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited
	For the Three Months Ended March 31,
	2011	2010
Customer service and billing expenses (GAAP)	$65,836	$56,211
Less: share-based payment expense, net of purchase price accounting adjustments	(367)	(728)
Add: purchase price accounting adjustments	18	94

	$65,487	$55,577

Daily weighted average number of subscribers	20,233,144	18,783,263

Customer service and billing expenses, per average subscriber	$1.08	$0.99

(6)	Free cash flow is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended March 31,
	2011	2010
Net cash provided by (used in) operating activities	$18,109	$(37,688)
Additions to property and equipment	(34,983)	(98,965)
Restricted and other investment activity	—	9,450

Free cash flow	$(16,874)	$(127,203)

(7)	EBITDA is defined as net income (loss) before interest and investment income (loss); interest expense, net of amounts capitalized; taxes expense and depreciation and amortization. We adjust EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our businesses, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the Merger, (ii) goodwill impairment, (iii) restructuring, impairments, and related costs, (iv) depreciation and amortization and (v) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including share-based payment expense and certain purchase price accounting for the Merger. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income (loss) as disclosed in our consolidated statements of operations. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income (loss) to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended March 31,
	2011	2010
Net income (GAAP):	$78,121	$41,598
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	3,722	6,779
Operating expenses	(67,972)	(62,610)
Share-based payment expense, net of purchase price accounting adjustments	13,037	18,183
Depreciation and amortization (GAAP)	68,400	70,265
Interest expense, net of amounts capitalized (GAAP)	78,218	77,868
Loss on extinguishment of debt and credit facilities, net (GAAP)	5,994	2,450
Interest and investment loss (GAAP)	1,884	3,270
Other income (GAAP)	(1,617)	(1,213)
Income tax expense (GAAP)	1,572	1,167

Adjusted EBITDA	$181,359	$157,757

(8)	The following tables reconcile our actual revenues and operating expenses to our adjusted revenues and operating expenses for the three months ended March 31, 2011 and 2010:

	Unaudited For the Three Months Ended March 31, 2011
		Purchase Price	Allocation of
		Accounting	Share-based
(in thousands)	As Reported	Adjustments	Payment Expense	Adjusted
Revenue:
Subscriber revenue, including effects of rebates	$622,437	$1,909	$—	$624,346
Advertising revenue, net of agency fees	16,558	—	—	16,558
Equipment revenue	15,867	—	—	15,867
Other revenue	68,977	1,813	—	70,790

Total revenue	$723,839	$3,722	$—	$727,561

Operating expenses
Cost of services:
Revenue share and royalties	106,929	29,933	—	136,862
Programming and content	72,959	12,824	(2,510)	83,273
Customer service and billing	65,836	18	(367)	65,487
Satellite and transmission	18,560	239	(567)	18,232
Cost of equipment	6,405	—	—	6,405
Subscriber acquisition costs	105,270	21,656	—	126,926
Sales and marketing	47,819	3,212	(1,875)	49,156
Engineering, design and development	11,135	31	(1,142)	10,024
General and administrative	56,354	59	(6,576)	49,837
Depreciation and amortization (a)	68,400	—	—	68,400
Share-based payment expense (b)	—	—	13,037	13,037

Total operating expenses	$559,667	$67,972	$—	$627,639

(a)	Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended March 31, 2011 was $15,000.

(b)	Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$2,483	$27	$—	$2,510
Customer service and billing	349	18	—	367
Satellite and transmission	548	19	—	567
Sales and marketing	1,848	27	—	1,875
Engineering, design and development	1,111	31	—	1,142
General and administrative	6,517	59	—	6,576

Total share-based payment expense	$12,856	$181	$—	$13,037

	Unaudited For the Three Months Ended March 31, 2010
		Purchase Price	Allocation of
		Accounting	Share-based
(in thousands)	As Reported	Adjustments	Payment Expense	Adjusted
Revenue:
Subscriber revenue, including effects of rebates	$579,509	$4,966	$—	$584,475
Advertising revenue, net of agency fees	14,527	—	—	14,527
Equipment revenue	14,283	—	—	14,283
Other revenue	55,465	1,813	—	57,278

Total revenue	$663,784	$6,779	$—	$670,563

Operating expenses
Cost of services:
Revenue share and royalties	98,184	25,355	—	123,539
Programming and content	78,434	15,147	(3,110)	90,471
Customer service and billing	56,211	94	(728)	55,577
Satellite and transmission	20,119	323	(1,053)	19,389
Cost of equipment	7,919	—	—	7,919
Subscriber acquisition costs	89,379	17,666	—	107,045
Sales and marketing	49,117	3,525	(2,700)	49,942
Engineering, design and development	11,436	186	(1,796)	9,826
General and administrative	57,580	314	(8,796)	49,098
Depreciation and amortization (a)	70,265	—	—	70,265
Share-based payment expense(b)	—	—	18,183	18,183

Total operating expenses	$538,644	$62,610	$—	$601,254

(a)	Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended March 31, 2010 was $19,000.

(b)	Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$2,950	$160	$—	$3,110
Customer service and billing	634	94	—	728
Satellite and transmission	951	102	—	1,053
Sales and marketing	2,555	145	—	2,700
Engineering, design and development	1,610	186	—	1,796
General and administrative	8,482	314	—	8,796

Total share-based payment expense	$17,182	$1,001	$—	$18,183

###
About Sirius XM Radio
Sirius XM Radio is America’s satellite radio company. SiriusXM broadcasts more than 135 satellite radio channels of commercial-free music, and premier sports, news, talk, entertainment, traffic, weather, and data services to 20.6 million subscribers. SiriusXM offers an array of content from many of the biggest names in entertainment, as well as from professional sports leagues, major colleges, and national news and talk providers.
SiriusXM programming is available on more than 800 devices, including pre-installed and after-market radios in cars, trucks, boats and aircraft, smartphones and mobile devices, and consumer electronics products for homes and offices. SiriusXM programming is also available at siriusxm.com, and on Apple, BlackBerry and Android-powered mobile devices.
SiriusXM has arrangements with every major automaker and its radio products are available for sale at shop.siriusxm.com as well as retail locations nationwide.
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our competitive position versus other forms of audio and video entertainment; our ability to retain subscribers and maintain our average monthly revenue per subscriber; our dependence upon automakers and other third parties; our substantial indebtedness; and the useful life of our satellites, which, in most cases, are not insured. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2010, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.
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E — SIRI
Contact Information for Investors and Financial Media:
Investors:
Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com
Media:
Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com